Exhibit 10.8

MEMORANDUM RELATING TO BONUS STRUCTURE

FOR

THOMAS O. USILTON, JR.

On March 10, 2010, the Company determined that Mr. Usilton, Senior Vice President, is eligible to receive a bonus in the amount of $1,000,000 provided that Mr. Usilton remains employed with the Company on a full-time basis through March 2012. Such amount is in addition to amounts which Mr. Usilton is otherwise eligible to receive under his employment agreement with the Company.